Exhibit 99.2

PARTICIPANTS

Corporate Participants

William H. Pfund – Vice President-Investor Relations

Brian R. Gamache – Chairman & Chief Executive Officer

Scott D. Schweinfurth – Chief Financial Officer, Treasurer & EVP

Orrin J. Edidin – President

Other Participants

Joel H. Simkins – Research Analyst, Credit Suisse (United States)

Joseph R. Greff – Senior Analyst, JPMorgan Securities LLC

David B. Katz – Managing Director & Senior Equity Research Analyst, Jefferies & Co., Inc.

Steven M. Wieczynski – Vice President, Stifel, Nicolaus & Co., Inc.

Mark Strawn – Vice President-Equity Research, Morgan Stanley & Co., Inc.

Jon Oh – Analyst, Credit Agricole Securities (USA), Inc.

MANAGEMENT DISCUSSION SECTION

Ladies and gentlemen, thank you for standing by; and welcome to the conference call for WMS Industries’ Fiscal 2011 Fourth Quarter and Year-end results. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on August 4, 2011, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead.

William H. Pfund, Vice President-Investor Relations

Thank you Dimitra. Welcome to WMS Industries’ Fiscal 2011 Fourth Quarter conference call. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, and in our more recent press release and reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, August 4, 2011.

This afternoon Brian Gamache, our Chairman and Chief Executive Officer, will provide his overview; followed by Scott Schweinfurth, our CFO, providing further insight on our financial results and revenue guidance, and then Orrin Edidin, our President, will discuss product and operational initiatives, including further detail on our recent product plan and business strategy review and we’ll conclude with summary comments from Brian. Now let me turn the call over to Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Bill and good afternoon everyone.

WMS today reported total revenue of $203 million and diluted earnings per share of $0.18, which includes net charges of $0.26 per diluted share, consisting of $0.17 per diluted share of impairment charges, $0.03 per diluted share of restructuring charges, and $0.10 per diluted share for asset write-downs and other charges, partially offset by the favorable benefit of $0.04 per diluted share from a cash settlement of litigation. Revenues and profits for the quarter were also impacted by the operating lease agreement for 600 new units with the Seminole Tribe of Florida in lieu of an expected sales order of nearly similar size and an unfavorable impact of $0.01 per diluted share from idle participation units in certain temporarily flood-affected casinos. While there was a lot of noise in the quarterly results; normal operating results were structurally sound. Importantly, when you look at the improvement in new unit shipments and average selling price in the June quarter – WMS has demonstrated operating progress on a quarterly sequential basis. Our average selling price reached a record $16,951 and our new unit shipments in the U.S. and Canada grew back to about 90% of the units shipped by our largest competitor.

Implementing the actions we discussed with you on the April call to address the operational challenges faced at the March quarter helped reduce our quarter-end compression and produced a steadier flow of new products throughout the June quarter. We have more work to do on these initiatives, but we got off to a very good start, and still have significant opportunity for further improvement. Additionally, given our near-term outlook for flat industry replacement demand, coupled with the industry’s present pace of new technology adoption, we recently conducted a comprehensive review of our product plan and business strategies. As a result, we have reprioritized our product development efforts and are simplifying certain of our products to leverage our core content and product development strengths to provide a better balance between current marketplace realities and longer-term growth initiatives. This led us to implement changes to further streamline our organizational structure. Even while refining our development plans toward our core products in the near-term, we will continue to invest in select products and applications that our customers want for their floors, including many elements of our WAGE-NET® networked gaming system, our Portal applications and our Player’s Life® web services. Most importantly, we remain confident in our overall vision and strategic direction for the longer-term.

Now let me turn the call over to Scott to provide you with some more detail behind our financial results and our outlook for fiscal 2012. Scott.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer & EVP

Thanks Brian and good afternoon everyone.

Based on the decisions stemming from our recent product and strategy review that Brian mentioned, we recorded net charges of $0.26 per fully diluted share in the June 2011 quarter. We included in our press release today a schedule showing the elements of the impairment and restructuring charges, asset write-downs and other charges and the benefit from settlement of litigation; but in summary, we incurred non-cash, pre-tax impairment charges of $16 million as follows:

•	$11.0 million related to technology licenses;

•	$3.4 million related to the Orion™ brand; and

•	$1.6 million related to receivables and property, plant and equipment.

We also incurred $2.4 million of pre-tax, cash restructuring charges in the June quarter primarily related to separation charges.

In addition, we recorded $9.6 million for asset write-downs and other charges, of which $4.9 million was recorded in cost of product sales, which included the write-down of inventory related to winding down our Orion and the original Bluebird® product line and other assets; $1.7 million was recorded in cost of gaming operations related to other assets, and $3.0 million was recorded in research and development expenses for the write-down of certain intellectual property assets. We also recorded a benefit in interest income and other income and expense, net of $4.0 million for cash received in settlement of litigation. We expect to record a further $11-to-$14 million, or $0.12-to-$0.15 per diluted share, of charges in the September 2011 quarter, mostly related to the reduction in force we are now implementing. In aggregate we will reduce our global workforce by about 10% which we expect should generate meaningful cost savings in future quarters. Additionally, due to our operating and financial performance in fiscal 2011, no discretionary cash bonuses were earned or will be paid to management or any other WMS employees for fiscal 2011.

We also had two other items that impacted reported financial results in the June 2011 quarter. Due to the flooding along the Mississippi, Ohio and Missouri rivers, casinos were closed for various periods of time, which resulted in the idling of several hundred of our participation gaming machines, including a higher mix of high-performing coin-in units. In aggregate, this impacted WMS by nearly 8,000 lost revenue unit days or an estimated impact of one cent per diluted share.

More meaningful to June quarter results, was another decision we made as part of our recent business strategy review. We have the balance sheet to invest with our customers to get the latest, high-earning products from WMS onto their casino floors. Up to now we’ve accomplished this through a greater amount of extended financing term deals. We determined that we needed to arm our sales team with pricing models to address the current needs of our customers in today’s economic environment, including operating leases for our product sales business. As announced today, we are providing 600 new Bluebird2 and Bluebird xD™ units under a four-year operating lease to the Seminole Tribe of Florida, which is in lieu of our original expectation of a similar-sized product sales order to this customer in the June quarter. This was our first large operating lease and when evaluated on a return on capital basis, the economics are attractive and the lease generates recurring revenue over its term that will improve revenue visibility. Importantly, we will increase our share of the total floor and replace substantially all of their original Bluebird gaming machines with Bluebird2 and Bluebird xD units that feature our latest game content, such as the G+® Deluxe and Reel Boost® series of video games, plus portal gaming applications. The Seminole Tribe also received an option to extend existing leases for Bluebird2 units at the end of the lease term and WMS received certain commitments regarding our installed participation base. With the strength of our balance sheet and financial position, we expect in the year ahead to reach similar operating license agreements with other select customers that want access to our latest and greatest gaming products, which will enable us to increase the recurring revenue portion of our business at attractive financial returns to WMS.

Now let’s review our key operating metrics and how overall trends are shaping our outlook for fiscal 2012.

As noted in the earnings release, our total global unit shipments totaled 6,510 units, up 8% on a quarterly sequential basis but below the prior year. New replacement units in the U.S. and Canada increased approximately 700 units on both a year-over-year and quarterly sequential basis to 3,700 units, and were at 95% of our largest competitor’s replacement shipments. New units for casino openings and expansions declined about 1,000 units on a year-over-year basis to just over 300 units, which was about 400 units lower on a quarterly sequential basis. While these amounts do not include any units placed under the operating lease with the Seminole Tribe of Florida, all 600 of the Seminole leased units are replacements. Internationally, we sold 2,467 units or 38% of total global unit shipments.

In the June quarter our average sales price increased nearly $1,400 or 9% from a year ago and increased $459 on a quarterly sequential basis. Our higher ASP primarily reflects a greater mix of Bluebird xD units globally and a higher mix of premium products driven by the underlying strength and player appeal of our great content. In the June 2011 quarter, customers’ preference to trade up to our network-enabled, high-earning Bluebird xD and Blubird2 cabinets resulted in more than 98% of global new unit shipments being these premium-featured cabinets. Other product sales revenues declined year-over-year by about $5 million, with the decline largely in conversion kit sales and other high-margin revenues. Used gaming machine revenues were essentially flat on a year-over-year basis. For fiscal 2011, product sales revenues increased by 6% driven primarily by a 7% increase in average selling price and a 17% increase in other product sales revenues.

Revenue from gaming operations in the June quarter was flat sequentially with the March quarter, even though our average footprint was impacted by the flooding that closed multiple casinos. We deployed over 500 new units during the June quarter, including new participation games approved in the immediately preceding quarter, primarily to refreshen and update the footprint. At $76.13, our average daily revenue remains at an industry high, and was essentially flat with the March 2011 quarter, and trailed last year by just over $1.00 with the idle units in the flooded casinos having a dampening effect on the rate. For fiscal 2011, gaming operations revenues were down 3%, as the average installed footprint was down 2% and the average daily revenue was down 1%.

Turning to margins: for product sales margin, we made further progress this past quarter in achieving higher Bluebird xD product margins and we benefited from a higher mix of premium-priced products. Since the beginning of the fiscal year, we improved the gross margin of the Bluebird xD cabinet by over 20% through our continuous improvement initiatives, and we expect further improvement in fiscal 2012. This improvement was obscured by the $4.9 million, or 380-basis point, unfavorable impact from the charges for inventory and other asset write-downs included in cost of product sales and the unfavorable impact from fewer high-margin conversion kit sales and a lower margin achieved on used gaming machine sales.

Our gaming operations margin was 79.8% in the June quarter compared with 81.1% a year ago, and the variance was primarily due to the 230-basis point impact from asset write-downs and other charges included in gaming operations, partially offset by favorable jackpot experience.

Operating margin in the June quarter of 4.7% was obviously heavily affected by the unfavorable 1,380-basis point impact, in aggregate, of the charges for impairment, restructuring costs, asset write-downs and other charges.

Overall, our narrowed guidance for fiscal 2012 revenue growth of 3-to-5% is slightly higher than the result achieved for fiscal 2011, and reflects recent operating trends and a general industry environment in which we expect customers’ capital spending plans around the globe to remain flat during the remainder of calendar 2011 and into calendar 2012. Given the competitive environment, lackluster replacement demand and our anticipation that some orders may be consummated as operating leases instead of outright sales, we will not provide more detailed numeric revenue or operating margin guidance at this time. We do expect revenues from new unit sales to increase slightly, with new unit shipment growth coming primarily in the second half of the fiscal year, driven by the increase in demand from a greater number of new casino openings and expansions. We expect ASPs to generally remain flat, with any changes generally reflecting the mix between Bluebird 2 and Bluebird xD cabinets. This guidance does not include any incremental revenues from the potential expansion of Illinois gaming or the opening of Illinois or Ohio VLT markets.

In our gaming operations business, we expect that our ratability of new product introductions will improve over the course of the year, and we will resume growth in our installed footprint in calendar 2012. Given our industry-high daily revenue of $76.13 and only modest expectations for improvement in the lackluster consumer environment, we believe the average daily revenue will remain flat.

In fiscal 2012, we expect other gaming operations revenues to grow based on three factors: 1) additional placement of new units under operating leases; 2) growth in our networked gaming applications and products, and 3) expansion of our online gaming products and services.

To provide perspective on seasonal trends, we included a supplemental data table in today’s earnings release that provides quarterly revenue trends, operating margin and diluted earnings per share for each of the last three years. Consistent with fiscal 2010 and 2009, quarterly revenues and operating margin are anticipated to be lowest in the September 2011 quarter before increasing in each subsequent quarter, with the highest revenues and operating margin being generated in the June 2012 quarter. Additionally, we anticipate that quarterly revenues in the September 2011 quarter will be slightly below the relative percentage of annual revenue achieved in fiscal 2010 and fiscal 2009. This reflects expected year-over-year lower new unit demand, as the timing of G2E® was moved from the third week of November to the first week of October and we anticipate some customers may wait until the show before placing orders; and a slightly higher percentage of revenues in the June 2012 quarter due to an anticipated increase in new casino opening activity.

We expect product sales margin improvements in fiscal 2012, as we have initiatives targeted to lower costs on both the Bluebird2 and Bluebird xD cabinets. Overall, we expect better product sales margin in the second half of the fiscal year than the first half. Gaming operations margin is expected to be generally stable within a range similar to that experienced during fiscal 2011.

Including the impact of the charges I mentioned that will be recorded in the September 2011 quarter, we expect to improve our operating margin, especially with the anticipated reduction in our cost structure resulting from the workforce reduction.

Even with reprioritizing our R&D efforts, we expect that our annual R&D expenses in fiscal 2012 will approximate 13% of total revenues. Despite the lackluster replacement cycle and consumer spending, we believe that our investment in new product development, creating intellectual property and building the foundation for network gaming and online initiatives is the best possible action we can take to position WMS strongly for today and the future.

We expect depreciation to increase on a quarterly sequential basis over the $20.6 million expensed in the June 2011 quarter, primarily as a result of the continued transition of our participation base to Bluebird2 and Bluebird xD cabinets and an increase in operating leased units.

In closing, I would note that we ended the year with over $100 million in cash and no debt, and our cash flow from operations increased 21% to $157 million. Last August, we stated that in fiscal 2011 we would invest heavily in WMS’ future, and we successfully executed on that plan through 10% higher R&D spending, $48 million higher investment in capital spending, primarily to upgrade our gaming operations base, and to license or acquire intangible or other assets, plus $56 million in incremental share repurchases. During fiscal 2011, we accelerated our pace of share repurchases under our new authorization and purchased 2.8 million shares, or almost 5% of our outstanding shares, for $101.5 million at an average price of $36.69 per share. This is more than double what we repurchased in fiscal 2009 and 2010. We expect to continue to make opportunistic purchases under our $198.5 million authorization remaining in our program.

And with that, let me turn the call over to Orrin for his comments.

Orrin J. Edidin, President

Thanks Scott.

As Brian mentioned, in the June quarter we directly addressed the operational challenges that surfaced in our March quarter and began to see initial success from the process and organization changes we implemented. We also spent the past few months critically reassessing our strategic direction and conducted a comprehensive review of our product plans and organizational structure to ensure that we are evolving our capabilities to support both our customer’s current needs and our goals for future growth.

As a result, while we believe our vision and strategic direction are largely spot-on, we are making certain adjustments to refocus development, marketing and sales efforts and refine our focus to getting products to market on time and to take advantage of near-term revenue opportunities. In product development, we are simplifying our product plans and strengthening our efforts to commercialize products on a timely basis; and we are redirecting resources and internal R&D spending to support these priorities.

We also took a critical look at our technology and intellectual property assets and made some tough decisions regarding the expected future value of certain of these assets, which resulted in impairment charges being recorded in the June quarter. In addition, with domestic and international customers having asserted their preference by migrating more quickly-than-expected to the Bluebird2 and Bluebird xD cabinets with the next-generation CPU-NXT® operating system, it made no sense to continue our efforts behind our older Orion and original Bluebird cabinets and, as a result, we will be winding down our support of these cabinets. This resulted in the revaluation and write-down in the June quarter of certain inventory and other assets and our decision to pursue the sale of our small, non-core Systems in Progress or SiP business, which was completed last week.

We also implemented meaningful organizational change and realignment that we believe will improve accountability and future predictability.

First, as we previously announced in April, we strengthened and realigned the leadership of our North American sales and commercial operations team to increase day-to-day sales accountability and predictability; focus resources behind the sales implementation of our networked gaming applications, provide a higher level of customer touch points and re-energize customer service initiatives. We are pleased with the achievements made on these fronts over the last several months.

Second, we recently realigned our sourcing, production and distribution team under the leadership of Mike Rutz. Mike joined WMS in July as Senior Vice President, Supply Chain reporting to Ken Lochiatto, our COO. With over 16 years of broad experience and successful operational execution at Motorola, including cross-functional collaboration to optimize supply chain/production networks, commercialize new product and technology introductions and enhance supply chain metrics performance, we believe Mike will provide the vision and lead an energized organization to deliver world-class execution throughout our supply chain functions – from sourcing to production to delivery and customer service.

Third, with the assistance of Fred Gabbard who joined us earlier this year, and our product development senior management team, we realigned our product management and product development process. We have literally inverted our process so that product management forms a framework that helps to set and guide our developmental management, with a greater focus on customer requirements and regulator feedback. This now supplements our Player Driven Innovation™ focus and, we believe, provides a new balance with our creative and imaginative product vision map.

We expect this process framework will continue to facilitate the creative capabilities of our unique innovative culture, while ensuring that we bring our innovative products to market with greater predictability…on time and within budget…and on a more ratable basis throughout the year. With the growth that WMS has achieved during the past several years in spite of the overall declining industry trends, we believe these changes will lead to continued growth in the years ahead and ensure that we obtain a strong financial return from our R&D investments.

And fourth, we consolidated and streamlined responsibilities across our global organization. As a result, we’re reducing global headcount to more appropriate levels given our expectations for little improvement in the replacement cycle or the economy in the year ahead. These actions, we believe, will facilitate our pursuit of near-term revenue growth opportunities and enhance operating margin, so we can deliver the profitable growth in an expected low-growth industry environment during fiscal 2012.

Internationally, we continue to strengthen our capabilities and look for additional growth. For example, our quarterly shipments and ship share in Australia continues to improve reflecting the strong earnings performance of our products and a product portfolio that continues to expand each quarter. In the less-than-18 months since our launch, we now have a total of 18 approved game themes, including 4 games that employ Transmissive Reels® gaming technology on the Bluebird2 cabinet. In the video slot gaming environment of Australia, our Transmissive Reels technology games feature authentic and mechanical reel action overlaid with all the latest video graphic capabilities and are truly unique products with plenty of future growth prospects. And, with the upcoming Australasian gaming show later this month, we expect a very exciting response as we showcase additional new themes and upcoming product introductions.

Our participation revenues were 3% lower in fiscal 2011 as a result of the fewer new product launches on a ratable basis throughout the year, but I am happy to report that the congestion is beginning to clear. Since January 1st, we received approval on five new participation products, including two in the June quarter - the Alice® and STAR TREK™ Battlestations™ themes, which we received approval for at the end of the June quarter, and are continuing to roll-out to additional casinos and receiving favorable early results. We expect that as we simplify the innovative technologies being incorporated into our core products, approvals will flow more ratably; but we expect it will still be another quarter or two until we return to a more normal flow of products.

Since receiving initial GLI regulatory approval in late April on our core WAGE-NET system, including the Remote Configuration and Download functionality, and our Jackpot Explosion® Portal application, we have worked to convert our beta test sites to the commercial version of the software. Nevada regulators recently approved the commercial version of our Jackpot Explosion Portal application; and our field trial — the final step to achieve approval in Nevada on the remote configuration and download portion of our WAGE-NET system — continues to progress satisfactorily. We have received additional jurisdictional approval in Michigan, and are progressing with field trials in several additional jurisdictions with approvals expected in the near future. Today, we have over 300 networked gaming machines running at 14 locations; and with a list of customers interested in moving forward, we expect those numbers to grow by the end of September. The enhanced performance that comes from adding Portal applications, measured against similar non-Portal units in these locations, continues to be extremely encouraging.

We have also recently received initial regulatory approvals for additional Portal applications that extend our portfolio to three themes across two families: the Piggy Bankin’® theme in addition to the initial Jackpot Explosion theme in our Ultra Hit Progressive® family and the Peng-Wins™ theme in the Winners Share® family. Throughout fiscal 2012, we expect to add additional new Portal families – each with a differentiated key gaming characteristic – to our suite of Portal applications, while simultaneously expanding the breadth with additional themes within each Portal family. Our portfolio of integrated Portal applications adds value for casino operators by providing combinations of base games and portal application themes that give operators more customization choices for their casino floor. With operators more focused on extending the life and extracting additional value from their hardware investments, our software-based strategy fits perfectly in this return-oriented environment …freshening content, adding flexibility and extending value. As we’ve mentioned before, the adoption of our WAGE-NET system and our early Portal applications is an important step in the evolution of our industry’s transition to open technology and interoperability, a vision and position WMS has been at the forefront of for years.

With the meaningful improvement in coin-in demonstrated by our Portal applications in the initial beta test sites, and the early results now being achieved in commercial installations, we expect that as we broaden our range of applications, player acceptance will drive the footprint of these products and bring higher net win to casino operators. Initially, during the year ahead, we will continue to maintain pricing flexibility with our early adopters while still generating a valuable economic return on our investment.

Our online UK gaming site, JackpotParty.com, continues to add new players. With the success and credibility earned in the UK – proving out our technology foundation, our e-commerce engine and our world-class gaming content – this site is validating our strategy and the investment we’ve made to build a successful and legal foundation. WMS today can provide a full range of online casino software and services capabilities needed to white label the online gaming experience. Because of our long history of regulatory compliance and the investment we’ve made in our online platform and infrastructure during the last four years, WMS is in a strong position to partner with others in a B-to-B relationship as the online gaming world continues to evolve on a worldwide basis.

Finally, the G2E trade show in Las Vegas is just around the corner in early October and we expect to showcase a deep pipeline of unique and innovative products for both our product sales and our gaming operations businesses. Our broad line-up will feature a large array of new base games, additional portal applications, new WIZARD OF OZ™ and MONOPOLY™ themed offerings, as well as new, yet-to-be-announced licensed brands, and some new products that will demonstrate the creative and innovative WMS edge.

Now let me turn the call over to Brian for his perspective. Brian.

Brian R. Gamache, Chairman & Chief Executive Officer

Thanks Orrin.

I hope it is evident from today’s report that we are proactively addressing the challenges we’ve faced this year while continuing to drive financial performance. Most importantly, our efforts are beginning to deliver results. We still have much work to do; however, the future offers significant opportunities for growth and improvement.

The past several months were pivotal to our evolution as an organization. We took a critical look at who we are, what we do and how we do it. We undertook a thorough review of where we needed to revise our business strategy and product plans to enhance future success. Coming out of this introspective assessment, we have moved rapidly to put greater focus on core products and leverage our legacy content strength to maximize our near-term revenue opportunities, while remaining committed to, and advancing, our long-term vision. We made some difficult decisions on both product and staffing; and as a result we narrowed our focus to prioritize core categories and postponed or deselected certain longer-term projects. These actions are aimed squarely at capturing near-term revenue opportunities and improving our predictability. We now are moving forward once again and, after a brief transition period, we expect to be back to full speed ahead in the second half of fiscal 2012.

It’s important to emphasize that we are not wavering from our strategic priorities, just fine-tuning our plans to best adapt to our customers’ current purchasing patterns. Long-term, we have proven that investments in innovation and organic growth opportunities, balanced with an equal emphasis on fiscal discipline in expense management and capital deployment, positions WMS with the right product portfolio when the industry replacement cycle picks up – and it will – to deliver revenue growth, enhanced margins and significantly improved cash flows.

Our priority on developing innovative and differentiated gaming products and content has driven WMS’ long-term performance and we will not stray from this guiding principal. Being an innovation leader does entail risk, but over the long term, innovation has yielded an ever-broadening portfolio of player-appealing products that drives great financial returns for casino operators and increased market share for WMS. Developing products that help operators evolve their casino floors by retaining and attracting new players has resulted in WMS’ longer-term consistency in achieving revenue growth. We embrace change as an opportunity to be first in the industry to deliver new, cutting-edge entertainment to players and new value to our customers. Importantly, our customers want - and need - to continue to evolve their casinos floors with higher-earning products that address the changing demographics and the entertainment desires of their patrons. We believe some of these changes will evolve over time, but we also believe WMS is well positioned to support our customers’ near- and longer-term requirements.

As we enter fiscal 2012 and look to the future, WMS is planning game-changing new product introductions that will begin to monetize our investments made in intellectual property and R&D initiatives during the past several years. These include the continued rollout of our Portal applications and other networked solutions; the introduction of our first participation games to be powered by our third-generation operating system, CPU-NXT3; soon-to-be announced new category-creating form factors, and the expansion of our online gaming business. These exciting and significant new products and applications set WMS up to continue its record of growth over the next several years.

Fiscal 2011 was WMS’ ninth consecutive year of revenue growth, even as industry-wide unit shipments in the U.S. and the Canadian market have declined in each of the last five fiscal-years. We were able to grow revenues despite these challenges due to customers’ continued preference for our high-earning Bluebird xD and Bluebird2 products. And our solid, debt-free balance sheet continues to provide WMS with considerable flexibility to grow our business, including an expansion of operating lease agreements with select customers. We remain encouraged by the performance of our latest products and the pipeline of new exciting products to be introduced in the coming year; and we continue to make progress that sets up WMS for future growth in fiscal 2012 and beyond.

Before we get to Q&A, I’d like to acknowledge our WMS team members for several milestones achieved in the past year that positions WMS well for the years ahead: 1) strong customer demand and favorable player response to the introduction of our premium-featured Bluebird xD gaming cabinet; 2) significant expansion of our product sales game portfolio, including the success of our G+ Deluxe and Reel Boost video games, which are generating significant customer interest; 3) regulatory approvals for 10 new participation games that are allowing us to further transition our installed base to Bluebird2 and xD gaming machines; 4) initiating new long-term contracts with key strategic customers; 5) launching the commercial version of our WAGE-NET networked gaming system and our first Portal application, Jackpot Explosion, coupled with recent regulatory approvals for several more Portal applications; 6) launching our online gaming business in the United Kingdom and the successful proof-of-concept of our gaming content and technology foundation; 7) bringing first-to-market proprietary capabilities through Player’s Life web services that allow a casino’s players in the U.S. to enjoy the gaming excitement at their favorite casino and causal gaming fun online at home or through mobile devices beyond the casino experience.

In closing, we remain focused on building a great company… A company that has and will stand the test of time…A company that continues to grow and prosper during good times and bad. With our strategic vision, breadth of creative talent, arsenal of intellectual property, deep pipeline of unique products, and sound financial footing and conservative capital structure, we remain confident that WMS is the industry’s best positioned company.

Now, we will be happy to take your questions. Dimitra? Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from the line of Joel Simkins with Credit Suisse. Please go ahead.

<Q – Joel Simkins – Credit Suisse (United States)>: Yeah, hey, good afternoon, guys. Couple questions for you. Brian, I guess the first is, even though you aren’t offering fiscal 2012 EPS guidance, do you think you can exceed fiscal 2011 when you adjust for the charges? And secondly – this is probably more of a holistic, bigger-picture question – obviously you spent the last five-plus, maybe 10, years really building a very strong culture. There’s been very little attrition during that time. Clearly layoffs are a painful process. We see what’s happened to a few of your competitors when they’ve gone through similar restructurings. How do you continue to keep sort of the forward momentum of the business going longer term? Thanks.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Okay, let me answer the first question. We’re not giving guidance, but based on the actions we’ve taken today, Joel, and our expected revenue increases in the gaming operations business, we would be very disappointed if we didn’t show a significant uptick in the earnings per share in fiscal 2012. But again, we’re not giving guidance. Hopefully we’ll be able to reinstate guidance when there’s more visibility and transparency in our future, and hopefully that would be later on in the year.

As far as our culture, our culture remains our secret sauce and is something that I pay an awful lot of attention to. Making the kinds of decisions we made on the recent announcements is never easy, but it’s necessary. Our employees understand that we’re in this for the long haul, not a quarter or two. And they also realize we have the best balance sheet in the industry that could withstand just about anything. When we really started looking at this strategy and this vision, we put a staffing structure in place to support a company that was 30% to 40% bigger than we are today. And as a result of the industry’s growth rate, we had to go back and refine our staffing guidelines to match the current macro trends that we’re facing. It’s not a pleasant thing, but it’s something we had to do to remain a growth company.

<Q – Joel Simkins – Credit Suisse (United States)>: And you obviously articulated at lot of the charges and sort of where you’re positioning some of these opportunities going forward. But some of these other businesses, let’s say Jackpotparty.com, Class II, some other growth initiatives – how do you sort of evaluate whether you want to continue to invest in those opportunities in the face of this challenging replacement cycle and obviously pretty intense competition in the business?

<A – Brian Gamache – Chairman & Chief Executive Officer>: As we mentioned, we’ve gone through a thorough analysis over the last several months, and we believe we’re betting on the right horses. We’ve deselected some things, and we’ve parked others, but at the end of the day, we’re focusing on near-term opportunities that provide us the greatest opportunity for revenue enhancement. And other things will just have to wait till the cycle picks back up. We’ve been kind of waiting for the replacement cycle, Joel, over the last few years, to pick back up, and now we’re taking action, and we’re addressing it ourselves. And we’re going to grow with or without the replacement cycle, and we’re going to do it through content and through expense management.

<Q – Joel Simkins – Credit Suisse (United States)>: And one final question, if I may. Obviously you’ve seen some of your peers, some more aggressive than others, buying back stock. The balance sheet’s in great shape. You have a ton of recurring revenue. Why not go out and get a little bit more aggressive on the buyback activity in the interim?

<A – Brian Gamache – Chairman & Chief Executive Officer>: You know, we’ve bought back over $275 million of stock over last few years, which is about 25% of the then-outstanding shares. We brought $100 million back last year. We’ve got $200 million of powder here on the current plan. We will look at this thing opportunistically, and we’ll work hard to deliver value to shareholders. That’s something we’ve proven we can do, and we’ll continue to look at this as an opportunity if the market does not improve.

<Q – Joel Simkins – Credit Suisse (United States)>: Okay. Thanks a lot, guys.

Operator: Thank you. And our next question comes from the line of Joe Greff with JPMorgan. Please go ahead.

<Q – Joe Greff – JPMorgan Securities LLC>: Good afternoon, everyone.

<Q – Joe Greff – JPMorgan Securities LLC>: I have two questions. One is on ASPs, and then one is on margins. On ASPs, it was nice to see that ASP was up year over year. When you look at it net of discounts, is the result differently? And maybe you can just talk about pricing in general. I mean, you’re obviously – your premium products are priced at a premium relative to your competitors’ premium products. Can you talk about elasticity right now and whether or not that maybe you’re actually pricing too high relative to your peers? And then I’ll follow up with a margin question.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Okay. Well, first of all, our ASPs are net, Joe. Those prices that we quoted in our release today are net of discount.

And the fact that we’re able to get a 20% premium over our largest competitor is something that we’re very proud of, and it goes to show you that people are willing to pay up for quality. And so there has been more noise over the last, call it three to four quarters, about price. We never use to hear price come up at all. Price is more of an issue today with our sales force, but we are seemingly working our way through it. I don’t believe we’re leaving money on the table. When you look at our ship share, I believe our ship share was probably the mid-20%’s for the quarter. And the fact that we’re within 90% of our biggest competitor says that we’re not losing share.

So I would expect that pricing is going to continue to be a little bit challenging here for the next quarter or two. But again, it all relies on our ability to provide a value proposition. If we provide a game that’s doing 15% to 20% more than our competitors’, price does not become an issue. So really the onus is on us. This is a business where the return on that investment is so rapid, price shouldn’t be an answer – it should not be a concern. It only is a concern when people are capital constrained, as they are today, or if your product’s not performing. So we continue to believe that we have leverage on pricing as long as we produce a premium content opportunity for our customers.

<Q – Joe Greff – JPMorgan Securities LLC>: Great. And then on the margin side, when you look at the current initiatives and the current restructuring, and obviously factoring in workforce reduction, how much in fixed expenses have you taken out? And then when you talk about in fiscal 2012 achieving some level of margin improvement, are you adjusting in the June quarter and the September quarter for charges that impacted the reported margins? Are you adjusting those margins and looking at it on an adjusted year-over-year basis? If you can help us understand that, Scott, that’d be helpful.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Okay. It would be an adjusted year-over-year basis. And again, we’re going to continue to see growth in our margin enhancement programs from our supply chain fellows and gals. And that particularly in the xD cabinet, and our Bluebird2, continue to show great progress. So I believe that the margins are going to continue to improve.

The one variable, Joe, as we’ve talked about before, is the used game business. And the difference, as we said – the revenues were flat in used games this year, but our price that we can now sell them for has declined because Bluebird1 is one year older and it’s not as – call it, in vogue as it was last year when we were first coming out with used games of that type. So the used game thing is – it’s a necessary part of our business. It’s kind of something we have to do to remain competitive, but it doesn’t help your margins. But take that away, because it’s creating a new revenue opportunity. It’s – we believe that our margin’s got room for improvement.

And to answer your last question, the savings are going to be north of $20 million annually. We’re not going to get them all initially here because we’re halfway through the quarter, but we think that going through the rest of the year we should save north of $20 million.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: And there is a cost to that restructuring that we’re recording in the September quarter.

<Q – Joe Greff – JPMorgan Securities LLC>: Yep. Okay. Thanks, guys.

Operator: And our next question comes from the line of David Katz with Jefferies. Please go ahead.

<Q – David Katz – Jefferies & Co., Inc.>: Hi. Afternoon.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Hey, David.

<Q – David Katz – Jefferies & Co., Inc.>: Sorry about that. I wanted to just follow up on the $20 million first, if I may. I assume that that’s spread between the product level and the SG&A and R&D level, right? That’s all of those pieces together? Can you just talk about where you’re pulling that from, more or less, or is that too much detail?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: The preponderance of the cost is head count savings, and it is – this was a global reduction in force across all functions throughout the company. So it will flow through in R&D and selling and admin, and there’s a piece that’ll actually flow through the cost of the product sales business too, for the people that are in the manufacturing world that were impacted by the reduction in force. There are some other non-payroll related costs that we’re also saving as a part of it, and those too flow through sort of each of the same line items.

<Q – David Katz – Jefferies & Co., Inc.>: Okay, helpful. And the operating leases that you’ve put in place, which are showing up in the other participation revenue, right? The other game ops revenue?

<A – Brian Gamache – Chairman & Chief Executive Officer>: That’s correct.

<Q – David Katz – Jefferies & Co., Inc.>: Can you just talk about – sorry, go ahead.

<A – Brian Gamache – Chairman & Chief Executive Officer>: In the future that’s where it will show up.

<Q – David Katz – Jefferies & Co., Inc.>: Right. And to that end, I was going to ask what – when we look at $5.9 million for the June quarter, I guess I’d love some sense for whether that’s a run rate going forward or that’s a starting point that builds going forward. What’s in there so far?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: Well, there’s a couple different components in there. We have some royalties that we earn from licensing our content and intellectual property to third parties. We have what we call our casino-owned daily fee game revenue that’s in that number. And we have operating lease revenue that’s in that number. The games that went out in – to the Seminoles were at the end of the quarter, and so that $5.9 million does not reflect a full quarter’s worth of the games being installed and us earning the daily fee that we will earn on them.

<Q – David Katz – Jefferies & Co., Inc.>: Okay, perfect. And one last one, and I just want to clarify another element of the guidance. Scott, I think you said that when we break down the year in terms of the percentage of revenue on a quarterly basis – I want to make sure I heard you correctly. Did you say that 1Q fiscal 2012 as a percentage of the total is likely to be lower and that 2Q is likely to be higher than in fiscal 2011?

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: No, I’ve said that Q1 would be lower than fiscal 2009 and 2010, primarily because of the timing of the G2E show, and that Q4 would be higher than fiscal 2009 and fiscal 2010 because of anticipated new casino openings being greater in that quarter.

<A – Brian Gamache – Chairman & Chief Executive Officer>: So fiscal Q1 is lower; fiscal Q4 is higher.

<Q – David Katz – Jefferies & Co., Inc.>: Got it. One last one, if I may. As you have gone through looking at all the pieces of your business and thinking about wants and needs, and for so many years there seemed to be little that WMS wanted for or needed. Have you thought about any aspects of the business that would be good tuck-in acquisitions or would be additive to your portfolio of offerings that you might circle now on a board as something you’d want or need over time?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Well, we always are looking at opportunities, David. We spend a lot of time with our business development folks talking about the pieces of the puzzle that make sense. And yes, we have our eye on a few, but right now given the fact that we’ve doubled our revenues in the last five years and we have these kind of growing pains that we’re dealing with in a stagnant market, our focus is going to be on righting this ship and getting back to a double-digit growth rate on our revenues and earnings here. So, while if something fell in our laps, we wouldn’t be afraid to make a deal, we’re not out actively pursuing deals.

<Q – David Katz – Jefferies & Co., Inc.>: Perfect. Thanks very much.

Operator: And our next question comes from the line of Steven Wieczynski with Stifel Nicolaus. Please go ahead.

<Q – Steve Wieczynski – Stifel, Nicolaus & Co., Inc.>: Hey, good afternoon, guys. Just one question here, I guess going back to the guidance. You initially gave guidance, I guess, three months ago of essentially 3% to 7% top line growth, so what has changed here over the past three months that made you reduce that top line by 200 basis points?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Well, it’s really the gaming operations business. If you recall, we said we had some regulatory issues. Typically, Steve, each year we bring out four tent-pole products on a gaming operations business, one each quarter. This past year, because of the regulatory issues and the fact that we kind of overburdened our networked gaming across our entire product line, it hurt us getting the regulatory approvals in a timely manner. So as a result of that, we only got one of the tent poles launched.

So we have three of them that have rolled over to fiscal 2012. So instead of having four this year, we would hope to have seven. So it’s really we’re starting the year with a lower base of installed participation games, particularly the ones that we’re most anxious to get out there. So it’s really refining that footprint and allowing us to have some runway till we get those approvals. That make sense?

<Q – Steve Wieczynski – Stifel, Nicolaus & Co., Inc.>: Okay, great. Yeah, absolutely. Thanks, guys.

Operator: And our next question comes from the line of Mark Strawn with Morgan Stanley. Please proceed with your question.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Hi, guys. Just a quick follow-up on the game ops side. It does look like you really increased your cash investment into that business in fiscal 2011 by about $30 million or so, but yet the gross profit was down. Is it really the new games coming out; is that the inflection point as we think about that business going forward? Is there anything else in the base as you bring out more expensive games and replace some of the Bluebird1 – should we expect that investment to increase, or how should we think about that?

<A – Brian Gamache – Chairman & Chief Executive Officer>: I think the run rate is pretty – we replaced about a third of our footprint out there over the last few years, and obviously there’s a dramatic increase in the profitability when we get those Bluebird2’s out there. So we want to continue to invest in that business. There’s a great return for us. But given the fact that we were able to stay within $10 million and a $1 on the win per day of a year ago’s results with very limited tent-pole launches, we’re very optimistic that this is going to be a return and rebound year and we can make up some of the lost ground in fiscal 2012 that we didn’t achieve in fiscal 2011.

So I’m very optimistic given that we have some pent-up demand for these products. And when I talk about the products, just to make sure everybody understands, it’s Pirate Battle, it’s Leprechaun’s Gold, it’s Battleship, Clue, Aladdin – a lot of games that got a lot of attention last year at G2E, and we’re very excited to start rolling them out. Some of them are on our new CPU-NXT3, and some of them are our D-BOX technology. So we got some really incredible products coming. We’re just very anxious to get them out, first and foremost. In fact, I heard today that Pirate Battle was approved in New Jersey, which is a very good thing, and we’ll start to see some rollouts there, hopefully in the next few weeks.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Okay. Thanks very much. Just one quick follow-up, maybe on the portal app side. Have you guys started to price those applications with customers yet?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Yeah, in fact, we’ve got 300 units in 14 casinos today. We would expect that number will double by the end of this calendar year. And by the end of June next year, we’ll have 100 casinos with our servers and racks in there and a wider assortment of our portal families and applications. So we’re very excited about that business. Heretofore, it’s showing us for the first year, it’s a 20% to 30% increase in our performance by having these portal applications. So customers are very excited for us to roll this out.

I believe it’s going to be a huge opportunity for us to generate a lot of those 70,000 Bluebird1’s that remain out there to come back, and new market share opportunities as well. So we could generate, once we get this thing rolled out effectively, our own replacement cycle, which is something we’ve been striving for here for a period of time.

<A – Orrin Edidin – President>: And I would only add that from a pricing standpoint, now that we’re past proof of concept, pricing will evolve from that early adopter model to a more robust, normalized margin more akin to our gaming operations margins.

<Q – Mark Strawn – Morgan Stanley & Co., Inc.>: Thank you.

Operator: [Operator Instructions] And our next question comes from the line of Jon Oh with CLSA. Please go ahead.

<Q – Jon Oh – Credit Agricole Securities (USA), Inc.>: Hi, I have a couple of questions. I can just start with a question on margins. Brian, you said earlier that you expect margins to again pick up in the future. Can you help me to understand that? Do you think that – the 44% or 45% product sales margin for this quarter, do you think that’s bottomed out already? And if you think it’s going pick up, could you give us some sense of the trajectory over the quarters? And how soon do you think that’s going to play out, maybe over the next four to six quarters?

<A – Brian Gamache – Chairman & Chief Executive Officer>: I would submit that when you add the things back and so forth, it’s probably closer to higher 40%’s – 48%, 49% for the quarter. And we would expect, as we’ve said before, to – our short-term goal is to get back to the mid-50%’s, which is probably a Q3, Q4 event, and ultimately get to that 60% margin over time. We’re working through some of these used-game issues and some of these supply chain issues. But we want to build up to that mid-50%’s rage in the last half of this year. It’ll be a ramp up from Q1 and Q2.

<Q – Jon Oh – Credit Agricole Securities (USA), Inc.>: And maybe just a follow-up on that. You also previously talk about the pricing strategy where you think that the premium that you’re getting right now is still quite healthy over your peers. I just wonder – does it make sense for you to maybe be a bit more aggressive in pricing going forward?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Yeah, we look at pricing very strategically. We spend a lot of time and effort talking about our pricing model, and we’re very comfortable with where we are today. When you are a premium provider, which we are, you have to focus on the quality and the value as opposed to trying to be all things to all people. And I don’t believe there’s a lot of games out there that we’re not getting today, and if people are price sensitive, we’ve got Bluebird1 used property, used products. And we also have opened this operating lease component now as well to be able serve our customers during this challenging period. So we are not missing too many games, and we’ve got a lot of options out there for our customers to pursue with us.

<Q – Jon Oh – Credit Agricole Securities (USA), Inc.>: Okay. And the last question if I may. Could I get some quick comments from you on what’s going on in Italy? I think in the last quarter you did say that you guys are going to start some field trials up in July, and just have a quick comment. And maybe if I can also squeeze out a quick comment from Scott on guidance for CapEx in 2012?

<A – Brian Gamache – Chairman & Chief Executive Officer>: Unfortunately, Italy is – they’ve got some regulatory issues there as well. There’s one regulator, and we are all in the queue. One of the early international providers kind of got ahead of everybody, and unfortunately, from my understanding, that until that provider gets approved, we all have to be patient and wait in line. So there’s not a whole lot we can do on the Italy front. The good news is, the guidance we gave today does not include a significant amount of revenue for Italy, or for that matter Illinois, as we’ve been burned in the past. It’s a percent or two of our guidance that we’ve issued. So there’s not going to be a meaningful impact on our performance year, fiscal 2012. We would now look for Italy to be a fiscal 2013 event.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: It is actually just less than 1%, the revenue.

<A – Brian Gamache – Chairman & Chief Executive Officer>: Right.

<A – Scott Schweinfurth – Chief Financial Officer, Treasurer & EVP>: And then relative to CapEx, we haven’t provided any dollar or numeric guidance relative to that, but as Brian said, we’re going be continuing to convert the installed base of our gaming operations business over this next year. So that’s like to be in – let’s say the same range as it was. The PP&E piece will likely be in the same range as it was. And the real question will be what intangible and other assets will our business development team come across that we’ll want to make investments in? Because we did have a sizable increase this year, and that, I think, was up almost $17 million year over year. And that one’s a little bit harder to predict.

<Q – Jon Oh – Credit Agricole Securities (USA), Inc.>: Okay, thank you.

<A – Brian Gamache – Chairman & Chief Executive Officer>: We’ll take one more question, operator.

Operator: I’m showing no further questions from the phone lines at this time.

Brian R. Gamache, Chairman & Chief Executive Officer

Thank you for joining us. We look forward to seeing most of you at G2E in early October and then updating you on our progress and results on our next call in late October.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission

MONOPOLY is a trademark of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

STAR TREK: TM & © 2011 CBS Studios Inc. All rights reserved. Star Trek and related marks are trademarks of CBS Studios Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s11) Judy Garland as Dorothy from THE WIZARD OF OZ. (s11)

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